Exhibit 99.1

Global Partners Reports First-Quarter 2021 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--May 7, 2021--Global Partners LP (NYSE: GLP), today reported financial results for the first quarter ended March 31, 2021.

“With more than one-third of the U.S. now fully vaccinated against COVID-19, and a growing number of businesses reopening, the business landscape is improving and industrywide fuel demand is increasing,” said Eric Slifka, Global’s President and Chief Executive Officer. “In the first quarter of 2021 our fuel volumes, though still off from the same period in 2020, showed signs of rebounding from COVID lows, while retail fuel margins remained relatively strong despite a significant first-quarter spike in Wholesale gasoline prices, which were up more than 70 cents through mid-March.

“In our Wholesale segment, product margin in the first quarter of 2021 was $25 million better than the same period a year earlier,” Slifka said. “The improvement was driven by more favorable market conditions, primarily in gasoline and other oils and related products, as well as colder temperatures.”

Financial Highlights

The net loss attributable to the Partnership was $4.3 million, or $0.20 per common limited partner unit, for the first quarter of 2021 compared with net income attributable to the Partnership of $3.3 million, or $0.05 per diluted common limited partner unit, for the same period of 2020.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $40.9 million in the first quarter of 2021 compared with $44.7 million in the comparable period of 2020.

Adjusted EBITDA was $40.4 million in the first quarter of 2021 versus $45.4 million in the year-earlier period.

Distributable cash flow (DCF) was $14.0 million in the first quarter of 2021 compared with $22.0 million in the same period of 2020.

Gross profit in the first quarter of 2021 was $145.0 million compared with $145.7 million in the first quarter of 2020.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $165.1 million in the first quarter of 2021 compared with $166.7 million in the first quarter of 2020.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2021 and 2020.

GDSO segment product margin was $130.4 million in the first quarter of 2021 compared with $155.9 million in the first quarter of 2020, primarily reflecting lower fuel margins and decreased fuel volume.

Wholesale segment product margin was $30.5 million in the first quarter of 2021 compared with $5.5 million in the first quarter of 2020, primarily reflecting more favorable market conditions in gasoline and other oils and related products. In addition, colder temperatures year-over-year in the first quarter of 2021 benefited margins of weather-sensitive products. During the first quarter of 2020, the COVID-19 pandemic and the price war between Saudi Arabia and Russia caused a rapid decline in prices, steepening the forward product pricing curve, which negatively impacted margins.

Commercial segment product margin was $4.2 million compared with $5.3 million in the first quarter of 2020, primarily reflecting a decline in bunkering activity.

Sales were $2.6 billion in the first quarters of 2021 and 2020. Wholesale segment sales were $1.6 billion in the first quarters of 2021 and 2020. GDSO segment sales were $0.9 billion in the first quarter of 2021 and $0.8 billion in the first quarter of 2020. Commercial segment sales were $145.7 million in the first quarter of 2021 compared with $142.6 million in the first quarter of 2020.

Volume in the first quarter of 2021 was 1.3 billion gallons compared with 1.5 billion gallons in the same period of 2020. Wholesale segment volume was 0.9 billion gallons in the first quarter of 2021 compared with 1.1 billion gallons in the first quarter of 2020. GDSO volume was 334.1 million gallons in the first quarter of 2021 compared with 351.4 million gallons in the first quarter of 2020. Commercial segment volume was 81.4 million gallons in the first quarters of 2021 and 2020.

Recent Developments

  Global successfully completed a public offering of 3,000,000 9.50% Series B Fixed Rate Cumulative Redeemable Perpetual Preferred Units at $25.00 per unit. Global used the net proceeds from this offering to reduce indebtedness under its credit agreement.
  Global entered into an amended credit agreement that among other things, extended the maturity date from April 2022 to May 2024, reduced the applicable rate for borrowings and letters of credit, increased the working capital revolving credit facility from $770 million to $800 million, and increased the revolving credit facility from $400 million to $450 million.
  Global launched Project Carbon Freedom, a new coalition to advance clean energy legislation that supports the deployment of renewable liquid heating fuel in order to efficiently, affordably and equitably decarbonize the residential heating sector across the northeastern U.S.
  Global announced a quarterly cash distribution of $0.5750 per unit, or $2.30 per unit on an annualized basis, on all of its outstanding common units for the period from January 1 to March 31, 2021. The distribution will be paid May 14, 2021 to unitholders of record as of the close of business on May 10, 2021.

Business Outlook

“We continue to execute on our strategy to grow through organic initiatives and strategic M&A,” Slifka said. “We have a robust pipeline of retail investments and other projects planned for 2021 and believe that we are well positioned for the future.”

The extent to which the COVID-19 pandemic may affect our operating results remains uncertain. The COVID-19 pandemic has had, and may continue to have, material adverse consequences for general economic, financial and business conditions, and could materially and adversely affect our business, financial condition and results of operations and those of our customers, suppliers and other counterparties.

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2021 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Due to the expected high demand on our conference call provider, please plan to dial in to the call at least 20 minutes prior to the start time. The call also will be webcast live and archived on Global’s website, https://ir.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

With approximately 1,550 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, the impact and duration of the COVID-19 pandemic, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, uncertainty around the impact of the COVID-19 pandemic to our counterparties and our customers and their corresponding ability to perform their obligations and/or utilize the products we sell and/or services we provide, uncertainty around the impact and duration of federal, state and municipal regulations related to the COVID-19 pandemic, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Sales	$2,553,327	$2,595,093
Cost of sales	2,408,295	2,449,355
Gross profit	145,032	145,738

Costs and operating expenses:
Selling, general and administrative expenses	46,324	40,923
Operating expenses	80,528	82,553
Amortization expense	2,723	2,712
Net (gain) loss on sale and disposition of assets	(475)	743
Total costs and operating expenses	129,100	126,931

Operating income	15,932	18,807

Interest expense	(20,359)	(21,601)

Loss before income tax benefit	(4,427)	(2,794)

Income tax benefit	130	5,869

Net (loss) income	(4,297)	3,075

Net loss attributable to noncontrolling interest	-	201

Net (loss) income attributable to Global Partners LP	(4,297)	3,276

Less: General partner's interest in net (loss) income, including
incentive distribution rights	739	22
Less: Preferred limited partner interest in net income	1,820	1,682

Net (loss) income attributable to common limited partners	$(6,856)	$1,572

Basic net (loss) income per common limited partner unit (1)	$(0.20)	$0.05

Diluted net (loss) income per common limited partner unit (1)	$(0.20)	$0.05

Basic weighted average common limited partner units outstanding	33,967	33,868

Diluted weighted average limited partner units outstanding	34,296	34,275
(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$11,598	$9,714
Accounts receivable, net	314,179	227,317
Accounts receivable - affiliates	4,520	2,410
Inventories	468,841	384,432
Brokerage margin deposits	31,348	21,661
Derivative assets	8,584	16,556
Prepaid expenses and other current assets	85,949	119,340
Total current assets	925,019	781,430

Property and equipment, net	1,075,328	1,082,486
Right of use assets, net	294,027	290,506
Intangible assets, net	34,002	35,925
Goodwill	328,569	323,565
Other assets	27,139	26,588

Total assets	$2,684,084	$2,540,500

Liabilities and partners' equity
Current liabilities:
Accounts payable	$237,991	$207,873
Working capital revolving credit facility - current portion	202,400	34,400
Lease liability - current portion	74,182	75,376
Environmental liabilities - current portion	4,455	4,455
Trustee taxes payable	40,930	36,598
Accrued expenses and other current liabilities	93,936	126,774
Derivative liabilities	21,001	12,055
Total current liabilities	674,895	497,531

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	33,400	122,000
Senior notes	738,031	737,605
Long-term lease liability - less current portion	231,105	226,648
Environmental liabilities - less current portion	48,468	49,166
Financing obligations	146,064	146,535
Deferred tax liabilities	56,058	56,218
Other long-term liabilities	61,369	59,298
Total liabilities	2,139,390	2,045,001

Partners' equity	544,694	495,499

Total liabilities and partners' equity	$2,684,084	$2,540,500

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2021	2020
Reconciliation of gross profit to product margin
Wholesale segment: (1)
Gasoline and gasoline blendstocks	$16,405	$9,547
Crude oil	(4,527)	(4,470)
Other oils and related products	18,615	386
Total	30,493	5,463
Gasoline Distribution and Station Operations segment:
Gasoline distribution	80,252	107,230
Station operations	50,157	48,641
Total	130,409	155,871
Commercial segment (1)	4,190	5,336
Combined product margin	165,092	166,670
Depreciation allocated to cost of sales	(20,060)	(20,932)
Gross profit	$145,032	$145,738

Reconciliation of net (loss) income to EBITDA and Adjusted EBITDA
Net (loss) income	$(4,297)	$3,075
Net loss attributable to noncontrolling interest	-	201
Net (loss) income attributable to Global Partners LP	(4,297)	3,276
Depreciation and amortization	24,975	25,668
Interest expense	20,359	21,601
Income tax benefit	(130)	(5,869)
EBITDA	40,907	44,676
Net (gain) loss on sale and disposition of assets	(475)	743
Adjusted EBITDA	$40,432	$45,419

Reconciliation of net cash (used in) provided by operating activities to EBITDA and Adjusted EBITDA
Net cash (used in) provided by operating activities	$(105,983)	$137,917
Net changes in operating assets and liabilities and certain non-cash items	126,661	(109,067)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	-	94
Interest expense	20,359	21,601
Income tax benefit	(130)	(5,869)
EBITDA	40,907	44,676
Net (gain) loss on sale and disposition of assets	(475)	743
Adjusted EBITDA	$40,432	$45,419

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(4,297)	$3,075
Net loss attributable to noncontrolling interest	-	201
Net (loss) income attributable to Global Partners LP	(4,297)	3,276
Depreciation and amortization	24,975	25,668
Amortization of deferred financing fees	1,344	1,261
Amortization of routine bank refinancing fees	(1,037)	(940)
Maintenance capital expenditures	(7,031)	(7,280)
Distributable cash flow (2)(3)	13,954	21,985
Distributions to preferred unitholders (4)	(1,820)	(1,682)
Distributable cash flow after distributions to preferred unitholders	$12,134	$20,303

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(105,983)	$137,917
Net changes in operating assets and liabilities and certain non-cash items	126,661	(109,067)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	-	94
Amortization of deferred financing fees	1,344	1,261
Amortization of routine bank refinancing fees	(1,037)	(940)
Maintenance capital expenditures	(7,031)	(7,280)
Distributable cash flow (2)(3)	13,954	21,985
Distributions to preferred unitholders (4)	(1,820)	(1,682)
Distributable cash flow after distributions to preferred unitholders	$12,134	$20,303
(1)	Segment reporting results for the three months ended March 31, 2020 have been reclassified between the Wholesale and Commercial segments to conform to the Partnership's current presentation.
(2)	As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(3)	Distributable cash flow for the three months ended March 31, 2020 includes a $6.3 million income tax benefit related to the CARES Act net operating loss carryback provisions.
(4)	Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred unit are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Edward J. Faneuil
Executive Vice President, General Counsel and Secretary
Global Partners LP
(781) 894-8800